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                                                                   Exhibit 10.10

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of the 23rd day of October 2000 by and between CancerVax Corporation, a Delaware corporation (the "Company"), and David F. Hale ("Executive").

         WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, on the terms and subject to the conditions set forth herein; and

         NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

         1. Employment. The Company hereby employs Executive as Chief Executive Officer of the Company, and, effective as of the closing of the Company's Series A Preferred Stock financing round (the "Closing") as Chief Executive Officer and President of the Company, and Executive hereby accepts such employment, on the terms and subject to the conditions hereinafter set forth.

         2. Term. Subject to the provisions for termination hereinafter provided, the term of this Agreement (the "Term") shall begin on October 23, 2000 and shall continue through the fifth anniversary of the date hereof or as long as Executive and Board shall otherwise mutually agree.

         3. Duties and Responsibilities. Prior to the Closing, Executive shall serve as Chief Executive Officer of the Company and a member of the Board of Directors (the "Board") and following the Closing, Executive shall serve as President and Chief Executive Officer of the Company and a member of the Board. In this position, Executive shall report directly to the Board. Executive agrees to perform such duties as are consistent with his position subject to the direction of the Board. Executive shall be required to devote substantially all of his business time, attention and effort to the Company's business and affairs and perform diligently his duties hereunder, all subject to the direction of the Board, together with such other duties as may be reasonably requested from time to time by the Board. Subject to the terms of the Employee Invention Assignment and Confidentiality Agreement referred to in Section 7, this shall not preclude Executive from serving on community and civic boards or the corporate boards on which Executive currently serves, or participating in industry associations, provided such activities do not unreasonably interfere with his duties to the Company. Executive agrees that he will not join any additional boards, either community, civic or industry, without the prior approval of the Board. Executive's primary place of work shall be the Company's facility (to be identified) in Carlsbad, California, or such other location within San Diego County as may be designated by the Board from time to time. Executive shall also render services at such other places within or

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outside the United States as the Board may direct from time to time, however,
Executive's primary place of work shall not be relocated more than fifty (50) miles from the Carlsbad, California area without Executive's prior consent.

         4. Support Services. Executive shall be entitled to all of the administrative, operational and facility support customary for a similarly situated executive. This support shall include an executive assistant.

         5. Compensation. The Company shall pay or provide, as the case may be, to the Executive the compensation and other benefits and rights set forth in this Section 5.

                  (a) The Company shall pay to Executive a minimum "Base Salary," payable in accordance with the Company's usual pay practices (and in any event no less frequently than monthly), of $350,000 per annum, which Base Salary shall be subject to increase upon review annually by and at the sole discretion of the Compensation Committee of the Board and as approved by the Board.

                  (b)      (i)      During the period from now through December
31, 2001, the Executive shall receive a special one time Bonus (each a "Special Bonus") if certain achievements are met. If, prior to December 31, 2001, the Executive completes a corporate partnership which will result in payments of $30 million or more to the Company, then upon execution of the definitive agreement(s) for such corporate partnership, the Executive will receive a Special Bonus of $50,000. If, prior to December 31, 2001, the Executive leads the Company to an Initial Public Offering (IPO), of the Company's common stock and, in connection therewith, all of the Company's Series A Preferred Stock is converted into common stock (whether pursuant to an automatic conversion or otherwise), the Executive will receive a Special Bonus of $100,000. If both achievements are met prior to December 31, 2001, the Executive will receive both Special Bonuses.

                           (ii)     Executive shall participate in any
Management Incentive Compensation Plan hereafter adopted by the Company and, if such plan is adopted, Executive shall be paid an annual bonus in accordance with the terms of such plan as determined by the Compensation Committee of the Board and as approved by the Board. Any such Management Incentive Compensation Plan shall incorporate the goals of the Company for each year, which goals must be approved by the Board.

                  (c) Executive shall be entitled to participate in all life insurance, medical insurance, disability insurance, retirement and other benefit plans of the Company generally available from time to time to employees of the Company and for which Executive qualifies under the terms thereof. Notwithstanding the foregoing, nothing contained herein shall obligate the Company to continue any insurance and/or benefit plan which it now maintains or hereafter establishes, except for the insurance policies referred to in the following sentence. In addition, the Company will pay the annual premiums on Executive's disability insurance policies currently in effect from New York Life and Paul Revere and the $1 million

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whole life insurance policy from Connecticut Mutual Life Insurance Company (now
Mass Mutual) naming Executive's trust as the beneficiary.

                  (d) Executive shall be entitled to payments of or reimbursement for reasonable business entertainment expenses and any and all other business expenses reasonably incurred on behalf of or in the course of performing duties for the Company, all in accordance with the expense reimbursement policies established from time to time by the Company. In addition, the Company shall pay for the lease of an automobile for Executive's use in the performance of his services hereunder, up to $1,000 per month. The Company will reimburse Executive for reasonable gas and maintenance expenses incurred in the performance of his services hereunder. Executive agrees to provide such documentation of these expenses as may be reasonably required.

                  (e) Executive shall be entitled to such periods of vacation and sick leave allowance each year as provided under the Company's vacation and sick leave policy and as otherwise provided for executive officers, but in no event shall Executive be entitled to less than four weeks vacation.

                  (f) Executive shall be entitled to participate in any equity or other employee benefit plan that is generally available to senior executive officers, as distinguished from general management, of the Company. Executive's participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan.

                  (g) (i) The Company shall grant to Executive an option (the "Option") to acquire up to that number of shares of the Company's common stock equal to 5% of the Company's common stock outstanding (on an as converted basis) immediately after the Closing (including, for these purposes, the Company's option pool of 5,174,082 shares of common stock) (the "Option Shares"), subject to the terms of the stock option agreement relating thereto. The Option shall be granted pursuant to the Company's 2000 Stock Incentive Plan (the "Plan"). The Plan is pending adoption and approval by the Company's Board and stockholders, and therefore, no option can be granted until such approvals have been obtained. A copy of the proposed Plan has been provided to Executive. The Option shall vest as to 25% of the Option Shares per year in equal daily installments during the four (4) years following September 1, 2000. In addition to any accelerated vesting provisions under the Plan, (A) if, within six (6) months following a Corporate Transaction (as defined in the Plan), the Company terminates this Agreement without Cause (as defined in Section 6) or for Executive's death or Permanent Disability or Executive terminates this Agreement for Good Reason, then 100% of the then-unvested portion of the Option shall accelerate, vest and become exercisable, (B) upon the date which is six (6) months following a Corporate Transaction, 100% of the then unvested portion of

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the Option shall accelerate, vest and become exercisable, (C) if, during the first year of the Term, Executive's employment is terminated by the Company without Cause or by Executive for Good Reason, then upon such termination date, that portion of the Option shall accelerate, vest and become exercisable, which would have vested if Executive had remained employed for the entire first year of the Term (taking into account all vesting which occurred before such termination date), (D) if, following the first year of the Term, Executive's employment is terminated by the Company without Cause or by Executive for Good Reason, then upon such termination date, that portion of the Option shall accelerate, vest and become exercisable which would have vested if Executive had remained employed for an additional period of six (6) months following the termination date (without regard to any other vesting acceleration triggers) or such longer period as the Company and Executive may mutually agree, and (E) upon any termination of Executive's employment for Permanent Disability (as defined in Section 6), that portion of the Option shall accelerate, vest and become exercisable which would have vested if Executive had remained employed for an additional period of twelve (12) months following the termination date (without regard to any other vesting acceleration triggers). The exercise price per share of the Option shall be equal to $0.245 per share subject to approval of the Board. The exercise period for the Option shall continue for one (1) year following any termination of Executive's employment, regardless of the grounds for such termination.

                           (ii)     Subject to the terms of the Plan, the
related option grant documents authorized by the Board and the provisions set forth in paragraph (i) above, the Option may be exercised at any time or from time to time during the ten year period following the date of grant. Executive shall not have any of the rights of a shareholder of the Company with respect to any unexercised portion of the Option.

                  (h) Pursuant to a form of promissory note to be mutually agreed upon by the parties, the Company shall loan to Executive the amount of $166,000, at an annual interest rate equal to the prime rate as published weekly in the Barron's Report. Interest shall be payable under the promissory note at least annually and the entire principal amount and any accrued but unpaid interest shall be due and payable on or before the fifth anniversary of the loan. The promissory note shall be secured by a pledge of any and all shares of Series A Preferred Stock of the Company now held or hereafter acquired by Executive.

         6.       Termination.

                  (a) Executive's employment under this Agreement and the Term shall be terminated immediately on the death of Executive and may be terminated by Executive for "Good Reason" (as defined below). Executive's employment under this Agreement and the Term may be terminated by the Company as follows:

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                           (i)      at any time after the "Permanent Disability"
(as defined below) of Executive;

                           (ii)     at any time for "Cause (as defined below) by
action of the Board; or

                           (iii)    at any time without Cause by action of the
Board.

For purposes hereof, "Cause" shall mean:

                                    (A)      A willful act by Executive which
                  constitutes misconduct, fraud or a breach of the duty of loyalty to the Company and which is injurious to the Company; provided, however, that no act, or failure to act, by Executive shall be considered "willful" unless committed without good faith and without a reasonable belief that the act or omission was in the Company's best interest;

                                    (B)      Conviction of, or a plea of
                  "guilty" or "no contest" to, a felony;

                                    (C)      Executive's continuing repeated
                  willful failure or refusal to perform Executive's duties as required by this Agreement as a result of chronic alcoholism or drug addiction and/or as a result of any knowing or intentional failure to comply with any laws, rules or regulations of any governmental entity with respect to Executive's employment by the Company;

                                    (D)      Executive's breach of any provision
                  of this Agreement, which breach has not been cured (if it is of a nature that can be cured) to the Board's reasonable satisfaction within ten (10) days after the Company gives written notice thereof to Executive; or

                                    (E)      Executive's breach of any provision
                  of the Employee Confidentiality and Invention Assignment Agreement.

         For purposes hereof, Executive's "Permanent Disability" shall be deemed to have occurred one day after one hundred fifty (150) days in the aggregate during any consecutive twelve (12) month period, during which one hundred fifty
(150) days, Executive, by reason of his physical or mental disability or illness, shall have been able to discharge fully his duties under this Agreement.

         For purposes hereof, "Good Reason" shall mean (i) a termination by Executive within ninety (90) days following the relocation of the office of Executive more than fifty (50) miles from the Carlsbad, California area (unless such relocation is consented to by Executive), (ii) Executive has been demoted or has incurred a material reduction in his authority or responsibility as an employee of the Company, including (without limitation) a reduction or

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elimination of his authority to approve expenditures or to hire, promote, demote or terminate subordinates, (iii) Executive has incurred a reduction in his total compensation (including benefits) as an employee of the Company, other than pursuant to a Company-wide reduction of total compensation (including benefits) for employees of the Company generally; (iv) Executive has not received a contemporaneous increase in his total compensation (including benefits) which is commensurate with increases in total compensation (including benefits) received by a majority of executive-level employees of the Company with duties and responsibilities substantially comparable to those of the Executive; or (v) Executive has earned, but has not been paid, a bonus for any period under any Management Incentive Compensation Plan adopted by the Company, but a majority of executive-level employees of the Company with duties and responsibilities substantially comparable to those of Executive have been paid bonuses for such period under such Management Incentive Compensation Plan.

                  (b) Termination by Death. If Executive's employment is terminated by death, Executive's estate shall be entitled to receive (i) compensation equal to what would have been his Base Salary under Section 5(a) for one (1) year, payable at such times as his Base Salary would have been paid if his employment had not been terminated, (ii) an amount equal to the full prior year's bonus, if any, under the Company's Management Incentive Compensation Plan, (iii) any earned but unpaid Special Bonuses if Executive's death occurs prior to December 31, 2001, so long as the relevant milestones identified in Section 5(b)(i) have been achieved and (iv) life insurance benefits pursuant to any life insurance purchased by the Company for the benefit of Executive and the life insurance policy referred to in Section 5(c) above. Subject to Section 3(g)(i), if Executive's employment is terminated by death, the provisions of the Plan regarding the exercisability of the Option upon the death of the optionee shall apply.

                  (c) Termination for Cause. If Executive's employment is terminated by the Company for Cause, the Company shall not have any other or further obligations to Executive under this Agreement except (i) as to that portion of any unpaid Base Salary, any bonus earned but not paid and other benefits accrued and earned under this Agreement through the date of such termination, and (ii) as may be provided in accordance with the terms of retirement and other benefit plans pursuant to Section 5(c), including, without limitation, any COBRA or similar continuation of benefits required by law . In addition, if Executive's employment is terminated by the Company for Cause, all vesting of Executive's unvested stock rights and stock options and such other unvested incentives or awards previously granted to him by the Company, including, without limitation, the Option to be granted to Executive pursuant to
Section 5(g) shall cease and none of such unvested rights shall be exercisable following the date of such termination. The foregoing shall be in addition to, and not in lieu of, any and all other rights and remedies which may be available to the Company under the circumstances, whether at law or in equity.

                  (d) Termination without Cause or for Good Reason. If Executive's employment is terminated by the Company without Cause or by Executive for Good Reason,

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Executive shall be entitled to receive (i) severance compensation equal to what would have been his Base Salary under Section 5(a), payable at such times as his Base Salary would have been paid if his employment had not been terminated, for twelve (12) months and an annual bonus equal to the average of the prior annual bonuses paid hereunder (disregarding any year when no bonus was paid and disregarding any Special Bonuses paid); provided that, if the termination occurs in 2001, then, in lieu of such annual bonus, the Special Bonuses shall be paid so long as the achievements described in Section 5(b)(ii) are met by the relevant deadlines in Section 5(b)(ii), (ii) other benefits accrued by him hereunder up to and including the date of such termination, payable within ninety (90) days after the date of such termination, and (iii) the benefits set forth in Section 5(c) for a period of twelve (12) months or the remainder of what would have been the Term.

                  (e) Termination for Permanent Disability. If Executive's employment is terminated by the Company for Permanent Disability, Executive shall be entitled to receive (i) severance compensation equal to what would have been his Base Salary under Section 5(a) for twelve (12) months, payable at such times as his Base Salary would have been paid if his employment had not been terminated, and (ii) one year's annual bonus calculated in the same manner as paragraph (d) above. In addition, for a period of twelve (12) months following the date of such termination, the Company shall continue to pay to Executive all medical benefits pursuant to any plans and programs in which Executive was entitled to participate immediately prior to the date of termination as if Executive were still employed pursuant hereto.

         7.       Confidential Information: Non-Competition.

                  Executive acknowledges the Company's reliance on and expectation of Executive's continued commitment to performance of his duties and responsibilities during the Term. In light of such reliance and expectation on the part of the Company, and for other good reasons, Executive and the Company will enter into the Company's standard employee confidentiality and invention assignment agreement (the "Employee Confidentiality and Invention Assignment Agreement"), dated the date hereof. Executive agrees to perform each and every obligation of Executive therein contained.

         8. Insurance. The Company shall have the right to take out life, health, accident, "key-man" or other insurance covering Executive, in the name of the Company and at the Company's expense in any amount deemed appropriate by the Company. Executive shall assist the Company in obtaining such insurance, including, without limitation, submitting to any required examinations and providing information and data required by insurance companies.

         9.       Miscellaneous.

                  (a) Executive represents and warrants that he is not a party to any agreement, contract or understanding, whether employment or otherwise, which would restrict

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or prohibit him from undertaking or performing employment in accordance with the terms and conditions of this Agreement.

                  (b) The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provision and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.

                  (c) The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding on, the Company and its successors and assigns, and the rights and obligations (other than obligations to perform services) of Executive under this Agreement shall inure to the benefit of, and shall be binding upon, Executive and his heirs, personal representatives and assigns.

                  (d) All notices and other communications required or permitted under this Agreement shall be in writing, and shall be deemed properly given if delivered personally, mailed by registered or certified mail in the United States mail, postage prepaid, return receipt requests, sent by facsimile, or sent by Express Mail, Federal Express or other nationally recognized express delivery service, as follows:

                  If to the Company or the Board:

                  CancerVax Corporation
                  P.O. Box 1089
                  Pacific Palisades, California 90270
                  Attention: Chairman of the Board

                  If to Executive:

                  David F. Hale
                  Post Office Box 8925
                  16596 Via Lago Azul
                  Rancho Santa Fe, California 92067

         Notice given by hand, certified or registered mail, or by Express Mail, Federal Express or other such express delivery service, shall be effective upon actual receipt. Notice given by facsimile transmission shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. All notices by facsimile transmission shall be confirmed promptly after transmission in writing by certified mail or personal delivery.

         Any party may change any address in which notice is to be given to it by giving notice as provided above of such change of address.

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                  (e)      The failure of either party to enforce any provisions
of this Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available to it under the circumstances.

                  (f)      This Agreement supersedes all prior or
contemporaneous agreements and understandings between the parties and may not be modified or terminated orally. No modifications or attempted waiver shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

                  (g) This Agreement shall be governed by, and construed in accordance with the provisions of the law of California, without regard to the conflict of laws principles thereof.

                  (h) All payments required to be made by the Company hereunder to Executive shall be subject to the withholding of such amounts relating to taxes and other government assessments as the Company may reasonably determine it should withhold pursuant to any applicable law, rule or regulations.

                  (i) Captions and section headings used herein are for convenience and are not a party of this Agreement and shall not be used in construing it.

                  (j) This Agreement may be executed in counterparts, each of which shall constitute an original and all of which shall constitute one and the same instrument.

                  (k) Except as otherwise provided in this Agreement, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, or Executive's employment with the Company, shall be settled by arbitration in San Diego, California in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Discovery shall be permitted to the same extent as in a proceeding under the Federal Rules of Civil Procedure, including (without limitation) such discovery as is specifically authorized by section 1283.05 of the California Code of Civil Procedure, without need of prior leave of the arbitrator under section 1283.05(e) of such Code. The arbitrator shall issue a written arbitration award that sets forth the essential findings and conclusions on which the award is based and such award shall be subject to judicial review sufficient to ensure that the arbitrator complies with applicable law. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. All fees and expenses of the arbitrator and such Association shall be paid by the Company.

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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first set forth above.

                           CANCERVAX CORPORATION

                           By: /s/ Donald L. Morton
                               ----------------------------------------------
                                   Donald L. Morton,
                                   Chairman of the Board

                               /s/ David F. Hale
                            -------------------------------------------------
                            David F. Hale